Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Applied DNA Sciences, Inc. (the “Company”) of our report dated May 1, 2014, relating to the consolidated financial statements of the Company as of September 30, 2013 and 2012 and for each of the two years in the period ended September 30, 2013 and the effectiveness of internal control over financial reporting of the Company as of September 30, 2013, and of our report dated December 20, 2012, relating to the consolidated financial statements of the Company as of September 30, 2012 and for each of the two years in the period ended September 30, 2012. We also consent to the references to our Firm under the caption “Experts” appearing in such Registration Statement and related Prospectus.

/s/ RBSM LLP

New York, New York
October 1, 2014